Exhibit 99.1

December 21, 2017

CONFIDENTIAL

Federated National Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, Florida 33323

Attention:	Bruce Simberg, Chairman of the Board

Michael H. Braun, Chief Executive

Officer and Director

Gentlemen:

Please accept this letter as a preliminary, non-binding indication of interest in exploring a merger of HCI Group, Inc. and Federated National Holding Company. We believe such a combination would create the premier Florida-based insurance company mutually benefiting the companies, their shareholders and their employees.

Based on our review of Federated National’s publicly available information, HCI is prepared to offer as merger consideration one-half share of HCI common stock for each outstanding share of Federated National common stock. If the consideration value at closing is less than $16.50 per Federated common share, then HCI will make up the difference with cash consideration. In summary your shareholders would receive value of at least $16.50 per share, with participation in any appreciation of HCI stock before closing and any upside that results from the merger.

The $16.50 minimum offer represents a 19% premium to the 30-day moving average price of Federated’s shares. Further, each half share of HCI common stock currently yields a 70 cents annual dividend, more than double the 32 cents per share dividend currently paid by Federated National.

Our proposed offer would contain no financing contingency. We are prepared to make the merger our highest priority and to dedicate all the resources necessary to complete the transaction expeditiously.

Because of the considerable expense we will incur in our due diligence review and the time, effort and resources required to confirm our proposed offer and negotiate a definitive agreement, we request that Federated National enter into a separate exclusivity agreement granting HCI a 60-day period to complete its due diligence review and negotiate the definitive agreement. We are prepared to send you a form of exclusivity agreement for your consideration.

HCI Group, Inc. 5300 W. Cypress Street, Suite 100 Tampa, FL 33607 (813) 849-9500 www.hcigroup.com

December 21, 2017

We request also that this letter and its contents be kept confidential. Disclosure of this matter without HCI’s prior written consent will cause an immediate termination of our exploratory efforts.

Please respond to this preliminary proposal on or before January 5, 2018. We hope your response will be positive.

There is much to consider, including the appropriate structure of the combination to minimize tax consequences and accommodate regulatory and other considerations. We look forward to discussing this letter with you. Please do not hesitate to contact us at any time should you have any questions. Thank you for your consideration.

Very truly yours,

/s/ Paresh Patel
Paresh Patel
Chairman of the Board